Exhibit 99.1

IDEXX Laboratories Announces First Quarter Results

▪	Achieves first quarter revenue growth of 14% as reported and 11% organic, and CAG Diagnostics recurring revenue growth of 14% as reported and 11% organic.

▪	Double-digit organic revenue growth was driven by IDEXX execution and commercial performance, reflecting strong volume growth and benefits from IDEXX's innovation.

▪	Delivers EPS of $3.47, an increase of 17% as reported and 15% on a comparable basis, including operating margin expansion of 10 basis points as reported and 100 basis points on a comparable basis.

▪	Increases 2026 revenue guidance to $4,675 million - $4,760 million, up $42 million or ~1% at midpoint, reflecting stronger CAG Diagnostics recurring revenue performance.

▪	Raises outlook for 2026 reported revenue growth of 8.6% - 10.6% and CAG Diagnostics recurring revenue reported growth of 9.6% - 11.6%, with projected 2026 organic revenue growth of 7.7% - 9.7% and CAG Diagnostics recurring revenue organic growth of 8.7% - 10.7%.

▪	Raises 2026 EPS outlook to $14.45 - $14.90, reflecting an increase of $0.13 compared to prior guidance midpoint, supported by expectations for increased revenue and comparable operating margin expansion, and updated foreign exchange estimates.

WESTBROOK, Maine, May 5, 2026— IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in pet healthcare innovation, today announced first quarter results.

First Quarter Results

The Company reports revenues of $1,141 million for the first quarter of 2026, an increase of 14% as reported and 11% organic, driven by Companion Animal Group ("CAG") growth of 15% as reported and 12% organic.

First quarter earnings per diluted share (“EPS”) were $3.47, an increase of 17% as reported and 15% on a comparable basis. First quarter EPS included a $0.05 per share impact from a loss on an equity investment, $0.09 per share in tax benefits from share-based compensation, and $0.14 per share benefit from currency changes.

IDEXX Announces First Quarter Results

May 5, 2026

“Excellent commercial execution delivered exceptional first quarter results and positions IDEXX for continued strength through 2026,” said Jay Mazelsky, President and Chief Executive Officer. “IDEXX Cancer Dx™ platform momentum continues to build with the recent International launch and growing adoption in the U.S., and our IDEXX inVue Dx™ roll-out further advances our innovation-driven growth strategy. Initial customer response to the controlled launch of IDEXX inVue Dx FNA has been very encouraging and supports broadening access over the remainder of the year. As I transition from the CEO role, IDEXX remains well-positioned for continued success, and I look forward to continuing to work with Mike Erickson to drive long-term sustained growth in the business.”

First Quarter Performance Highlights

Companion Animal Group (“CAG”)

CAG revenue growth was led by CAG Diagnostics recurring revenue growth of 14% as reported and 11% organic, including 21% reported and 12% organic gains in International regions, and 11% reported and organic growth in the U.S., outpacing sector growth levels. U.S. growth was aided by a modest easing of clinical visit pressures and increased diagnostic frequency.

Additional U.S. companion animal practice key metrics are available in the Q1 2026 Earnings Snapshot accessible on the IDEXX website, www.idexx.com/investors.

Sustained commercial execution - including net customer gains, solid volume gains, benefits from IDEXX innovation, and expansion of the premium instrument installed base - drove double-digit CAG Diagnostics recurring revenue growth.

▪	IDEXX VetLab™ consumables generated 20% reported and 15% organic revenue growth, supported by testing utilization gains, including increasing benefit from recent product launches, 12% growth in IDEXX's global premium instrument installed base, and net price gains.

▪	Reference laboratory diagnostic and consulting services generated 12% reported and 10% organic revenue growth, with benefits from higher testing volumes and net new customer gains.

▪	Rapid assay products revenues increased 1% as reported and were flat on an organic basis, driven by net price benefits with volume continuing to be impacted from the growing adoption of the Catalyst™ Pancreatic Lipase Test, which continues to shift some testing across modalities.

CAG Diagnostics capital instrument revenues expanded 33% as reported and 28% on an organic basis, led by strong quarterly instrument placements, including benefits from 1,100 IDEXX inVue Dx placements.

IDEXX Announces First Quarter Results

May 5, 2026

Veterinary software, services and diagnostic imaging systems revenues grew 12% on a reported and 11% on an organic basis for the quarter, led by cloud-native software growth and continued installed base expansion, including record diagnostic imaging system installations.

Water

Water revenues grew 11% as reported and 7% organic for the quarter, reflecting solid organic growth in the U.S. and Latin America.

Livestock, Poultry and Dairy (“LPD”)

LPD revenues increased 14% as reported and 7% organic for the quarter, led by strong growth across core product categories.

Gross Profit and Operating Profit

Gross profit increased 16% as reported and 13% on a comparable basis. Gross margin of 63.4% increased 90 basis points as reported and comparable, supported by strong recurring revenue volume gains, operational productivity initiatives, and net price realization, which was offset by inflationary impacts and investments.

Operating margin was 31.8% for the quarter, higher than the prior year period by 10 basis points as reported and by 100 basis points on a comparable basis. Operating margin results reflect a 17% operating expense increase as reported and 11% growth on a comparable basis, including a $5 million loss on an equity investment in the current period and lapping a ~$9 million prior year benefit from a discrete expense accrual adjustment related to a concluded litigation matter. Operating expense growth was driven by investments in commercial capabilities, higher R&D spend related to advancing the Company's innovation agenda, further investment in the Veterinary Software and Services business, and higher employee benefit and incentive costs.

2026 Growth and Financial Performance Outlook

The Company is updating its full year revenue growth guidance range to $4,675 million - $4,760 million, or reported growth of 8.6% - 10.6%, an increase of $42 million at midpoint. This reflects a positive adjustment of ~1% at midpoint to full year estimates for reported revenue growth, reflecting strong CAG Diagnostics recurring revenue performance and outlook for modestly improving clinical visit trends. The Company is increasing its outlook for organic revenue growth to 7.7% - 9.7%, an increase of 0.7% at midpoint, reflecting the operational benefits highlighted above.

The Company increased its full year reported operating margin outlook to 32.1% - 32.5%, bringing the projected full year operating profit margin expansion to 50 - 90 basis points as reported and on a comparable basis. This outlook benefits from strong first quarter operating performance, while advancing strategic investment priorities.

IDEXX Announces First Quarter Results

May 5, 2026

The Company updated its EPS outlook range to $14.45 - $14.90, reflecting increased reported growth of 11% - 14% and 11% - 15% comparable growth. At midpoint this reflects benefits of $0.13 per share from operational performance and $0.05 from updated estimates for foreign exchange impacts, offset by $0.05 impact from a loss on an equity investment.

The following table provides the Company's updated outlook for annual key financial metrics in 2026 with a comparison to the prior outlook:

Amounts in millions except per share data and percentages

2026 Growth and Financial Performance Outlook
	Updated			Prior
Revenue	$4,675	-	$4,760	$4,632	-	$4,720
Reported growth	8.6%	-	10.6%	7.6%	-	9.6%
Organic growth	7.7%	-	9.7%	7.0%	-	9.0%
CAG Diagnostics Recurring Revenue Growth
Reported growth	9.6%	-	11.6%	8.6%	-	10.6%
Organic growth	8.7%	-	10.7%	8.0%	-	10.0%
Operating Margin	32.1%	-	32.5%	32.0%	-	32.5%
Operating margin expansion	50 bps	-	90 bps	40 bps	-	90 bps
Comparable margin expansion	50 bps	-	90 bps	30 bps	-	80 bps
EPS	$14.45	-	$14.90	$14.29	-	$14.80
Reported growth	11%	-	14%	9%	-	13%
Comparable growth	11%	-	15%	10%	-	14%
Other Key Metrics
Net interest expense	~ $34			~ $34
Share-based compensation tax benefit	~ $15			~ $15
Share-based compensation tax rate benefit	~ 1.0%			~ 1.0%
Effective tax rate	~ 21.4%			~ 21.3%
Share-based compensation EPS impact	~ $0.19			~ $0.19
Reduction in average shares outstanding	1%	-	2%	1%	-	2%
Operating Cash Flow (% of Net Income)	105%	-	115%	105%	-	115%
Free Cash Flow (% of Net Income)	85%	-	95%	85%	-	95%
Capital Expenditures	~ $180			~ $180

IDEXX Announces First Quarter Results

May 5, 2026

The following table outlines estimates of foreign currency exchange rate impacts, net of foreign currency hedging transactions, and foreign currency exchange rate assumptions reflected in the above financial performance outlook for 2026.

Estimated Foreign Currency Exchange Rate Impacts	2026

Revenue growth rate impact	~0.9%
CAG Diagnostics recurring revenue growth rate impact	~0.9%
Operating margin growth impact	~ 30 bps
EPS impact	~ $0.27
EPS growth impact	~ 2%

Go-Forward Foreign Currency Exchange Rate Assumptions	2026
In U.S. dollars
euro	$1.16
British pound	$1.33
Canadian dollar	$0.72
Australian dollar	$0.70
Relative to the U.S. dollar
Japanese yen	¥160
Chinese renminbi	¥6.90
Brazilian real	R$5.15

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will host a conference call today at 8:30 a.m. (ET) to discuss its first quarter 2026 results and management’s outlook. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (ET) via the same link and will remain available for one year. The live call also will be accessible by telephone. To listen to the live conference call, please dial 1-800-330-6730 or 1-213-279-1575 and reference passcode 492760.

2026 Annual Meeting of Shareholders

IDEXX Laboratories, Inc. will hold its 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) on Tuesday, May 12, 2026 at 10:00 a.m. (ET). The 2026 Annual Meeting will be a virtual meeting via a live audio webcast at www.virtualshareholdermeeting.com/IDXX2026. The online pre-meeting forum can be accessed before the 2026 Annual Meeting at www.proxyvote.com. At this online pre-meeting forum, you can submit questions in writing in advance of the 2026 Annual Meeting, vote, view the Rules of Conduct and Procedures relating to the 2026 Annual Meeting and access copies of the Company's proxy materials and annual report.

IDEXX Announces First Quarter Results

May 5, 2026

Shareholders as of the close of business on March 16, 2026 are entitled to attend the 2026 Annual Meeting, vote their shares electronically and submit questions before and during the live audio webcast. As part of the 2026 Annual Meeting, the Company will answer the questions submitted by our shareholders during a live Q&A session, as time permits. The Company will publish the answer to each question, including those which we are unable to address during the meeting due to time constraints during the 2026 Annual Meeting, on the Company’s Investor Relations website as soon as practicable after the meeting. An archived replay will be available at www.virtualshareholdermeeting.com/IDXX2026 after the conclusion of the 2026 Annual Meeting. Further information on the 2026 Annual Meeting can be found in the Company’s proxy materials.

About IDEXX Laboratories, Inc.

IDEXX is a global leader in pet healthcare innovation. Our diagnostic and software products and services create clarity in the complex, constantly evolving world of veterinary medicine. We support longer, fuller lives for pets by delivering insights and solutions that help the veterinary community around the world make confident decisions—to advance medical care, improve efficiency, and build thriving practices. Our innovations also help ensure the safety of milk and water across the world and maintain the health and well-being of people and livestock. IDEXX Laboratories, Inc. is a member of the S&P 500™ Index. Headquartered in Maine, IDEXX employs approximately 11,000 people and offers solutions and products to customers in more than 175 countries and territories. For more information about IDEXX, visit www.idexx.com.

Contact

John Ravis, Investor Relations

investorrelations@idexx.com

IDEXX Announces First Quarter Results

May 5, 2026

Note Regarding Forward-Looking Statements

This earnings release and the statements to be made in the accompanying earnings conference call contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the Company’s business prospects and estimates of the Company’s financial results for future periods. Forward-looking statements are included above under "2026 Growth and Financial Performance Outlook" and elsewhere and can be identified by the use of words such as "expects", "may", "anticipates", "intends", "would", "will", "plans", "believes", "estimates", "projected", "should", and similar words and expressions. Our forward-looking statements include statements relating to our expectations regarding financial performance; revenue growth (including instrument revenue growth in 2026) and EPS outlooks; operating and free cash flow forecast; projected impact of foreign currency exchange rates and interest rates; projected operating margins and expenses and capital expenditures; projected tax, tax rate and EPS benefits from share-based compensation arrangements; projected effective tax rates, reduction of average shares outstanding and net interest expense; projected impact of tariffs; trends and other factors impacting the pet healthcare industry, including U.S. clinical visits; IDEXX inVue Dx analyzer placements; future IDEXX Cancer Dx testing panel addition; rollout of Fine Needle Aspiration to the IDEXX inVue Dx analyzer and future commercial and menu expansions; and future advancements in artificial intelligence. These statements are intended to provide management's expectations or forecasts of future events as of the date of this earnings release; are based on management's estimates, projections, beliefs, and assumptions as of the date of this earnings release; and are not guarantees of future performance. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among other things, the adverse impact, and the duration, of macroeconomic events, conditions, and uncertainties, such as geopolitical instability (including wars, terrorist attacks, and armed conflicts), general economic uncertainty, changes in U.S. and other countries’ tariff and trade policies, severe weather and other natural conditions, and supply chain challenges on our business, results of operations, liquidity, financial condition, and stock price, as well as the matters described under the headings "Business," "Risk Factors," "Legal Proceedings," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in the corresponding sections of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as well as those described from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission available at www.sec.gov. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company’s consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of the Company’s business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company’s business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimate the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes impacted first quarter 2026 results as follows: increased gross profit growth by 3.3%, no impact to gross margin expansion, increased operating expense growth by 2.0%, increased operating profit growth by 4.5%, increased operating profit margin growth by 40 basis points, and increased EPS growth by 4.6%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months ended March 31, 2026 and refer to the 2026 Growth and Financial Performance Outlook section of this earnings release for estimated foreign currency exchange rate impacts on 2026 projections and estimates.

IDEXX Announces First Quarter Results

May 5, 2026

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that represents the percent change in revenue, as compared to the same period for the prior year, net of the impact of changes in foreign currency exchange rates, certain business acquisitions, and divestitures. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. Organic revenue growth should be considered in addition to, and not as a replacement of or a superior measure to, revenue growth reported in accordance with GAAP. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended March 31, 2026. Please refer to the constant currency note above for a summary of foreign currency exchange rate impacts. Please refer to the 2026 Growth and Financial Performance Outlook section of this earnings release for estimated full year 2026 organic revenue growth for the Company and CAG Diagnostics recurring revenue growth. The percentage change in revenue resulting from acquisitions represents revenues during the current year period, limited to the initial 12 months from the date of the acquisition, that are directly attributable to business acquisitions. Revenue from acquisitions is expected to have an immaterial impact on projected full year 2026 revenue growth and no impact on CAG Diagnostics recurring revenue growth. Projected second quarter 2026 organic revenue growth for the Company and CAG Diagnostics recurring revenue each reflects adjustment to projected second quarter 2026 organic revenue growth for the Company and CAG Diagnostics recurring revenue, as applicable, for a positive ~60 basis point impact from year-over-year foreign currency exchange rate changes at noted exchange rates; no impact to either of these projected growth measures is expected from acquisitions.

We exclude from organic revenue growth the effect of changes in foreign currency exchange rates because changes in foreign currency exchange rates are not under management’s control, are subject to volatility, and can obscure underlying business trends. We calculate the impact on revenue resulting from changes in foreign currency exchange rates by applying the difference between the weighted average exchange rates during the current year period and the comparable prior year period to foreign currency denominated revenues for the prior year period.

We also exclude from organic revenue growth the effect of certain business acquisitions and divestitures because the nature, size, and number of these transactions can vary dramatically from period to period, and because they either require or generate cash as an inherent consequence of the transaction, and therefore can also obscure underlying business and operating trends. We consider acquisitions to be a business when all three elements of inputs, processes, and outputs are present, consistent with ASU 2017-01, “Business Combinations: (Topic 805) Clarifying the Definition of a Business.” In a business combination, if substantially all the fair value of the assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, we do not consider these assets to be a business. A typical acquisition that we do not consider a business is a customer list asset acquisition, which does not have all elements necessary to operate a business, such as employees or infrastructure. We believe the efforts required to convert and retain these acquired customers are similar in nature to our existing customer base and therefore are included in organic revenue growth.

Comparable growth metrics - Comparable gross profit growth, comparable gross margin gain (or growth), comparable operating expense growth, comparable operating profit growth and comparable operating margin gain (or growth) are non-GAAP financial measures and exclude the impact of changes in foreign currency exchange rates and non-recurring or unusual items (if any). Please refer to the constant currency note above for a summary of foreign currency exchange rate impacts. Management believes that reporting comparable gross profit growth, comparable gross margin gain (or growth), comparable operating expense growth, comparable operating profit growth and comparable operating margin gain (or growth) provides useful information to investors because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding key metrics used by management. Comparable gross profit growth, comparable gross margin gain (or growth), comparable operating expense growth, comparable operating profit growth and comparable operating margin gain (or growth) should be considered in addition to, and not as replacements of or superior measures to, gross profit growth, gross margin gain, operating expense growth, operating profit growth and operating margin gain reported in accordance with GAAP.

IDEXX Announces First Quarter Results

May 5, 2026

The reconciliation of these non-GAAP financial measures is as follows:

	Three Months Ended		Year-over-Year
	March 31,	March 31,	Change
Dollar amounts in thousands	2026	2025
Gross profit and growth (as reported)	$722,739	$623,379	16%
Gross margin and margin gain	63.4%	62.4%	90 bps
Less: comparability adjustments
Change from currency	20,471	—
Comparable gross profit and growth	$702,268	$623,379	13%
Comparable gross margin and margin gain	63.3%	62.4%	90 bps

Operating expenses and growth (as reported)	$360,153	$306,845	17%
Less: comparability adjustments
Change from currency	6,270	—
Loss on equity investment	5,000	—
Now-concluded litigation matter	—	(8,600)
Comparable operating expense and growth	$348,883	$315,445	11%

Operating profit and growth (as reported)	$362,586	$316,534	15%
Operating margin and margin gain	31.8%	31.7%	10 bps
Less: comparability adjustments
Change from currency	14,201	—
Loss on equity investment	(5,000)	—
Now-concluded litigation matter	—	8,600
Comparable operating profit and growth	$353,385	$307,934	15%
Comparable operating margin and margin gain	31.8%	30.8%	100 bps
Amounts presented may not recalculate due to rounding.

Projected 2026 comparable operating margin expansion outlined in the 2026 Growth and Financial Performance Outlook section of this earnings release reflects the following adjustments: (i) full year 2026 reported operating margin adjusted for $5 million unfavorable impact of loss on an equity investment; and (ii) adjustment to projected 2026 operating margin for a positive impact from year-over-year foreign currency exchange rate changes at noted exchange rates; and (iii) adjustment to 2025 operating margin for positive impact of the approximately $9 million discrete litigation expense accrual adjustment in the first quarter of 2025.

Projected second quarter 2026 comparable operating margin expansion reflects adjustment to projected second quarter 2026 operating margin expansion for a positive ~10 basis point impact from year-over-year foreign currency exchange rate changes at noted exchange rates.

These impacts described above reconcile reported gross profit growth, gross margin gain, operating expense growth, operating profit growth and operating margin gain (including projected 2026 and second quarter 2026 operating margin expansion) to comparable gross profit growth, comparable gross margin gain, comparable operating expense growth, comparable operating profit growth and comparable operating margin gain for the Company.

Comparable EPS growth - Comparable EPS growth is a non-GAAP financial measure that represents the percentage change in earnings per share (diluted) ("EPS") for a measurement period, as compared to the prior base period, net of the impact of changes in foreign currency exchange rates from the prior base period and excluding the tax benefits of share-based compensation activity under ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, and non-recurring or unusual items (if any). Management believes comparable EPS growth is a more useful way to measure the Company’s business performance than EPS growth because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Comparable EPS growth should be considered in addition to, and not as a replacement of or a superior measure to, EPS growth reported in accordance with GAAP. Please refer to the constant currency note above for a summary of foreign currency exchange rate impacts.

IDEXX Announces First Quarter Results

May 5, 2026

The reconciliation of this non-GAAP financial measure is as follows:

	Three Months Ended		Year-over-Year
	March 31,	March 31,	Growth
	2026	2025
Earnings per share (diluted) and growth	$3.47	$2.96	17%
Less: comparability adjustments
Share-based compensation activity	0.09	0.01
Loss on equity investment	(0.05)	—
Now-concluded litigation matter	—	0.08
Change from currency	0.14	—
Comparable EPS and growth	$3.30	$2.87	15%
Amounts presented may not recalculate due to rounding.

Projected 2026 comparable EPS growth outlined in the 2026 Growth and Financial Performance Outlook section of this earnings release reflects the following adjustments: (i) adjustment to projected full year 2026 reported EPS for estimated positive year-over-year foreign currency exchange rate change impact of $0.27 at noted exchange rates; and (ii) adjustment to projected full year 2026 reported EPS for estimated positive impact of share-based compensation activity of ~$0.19; and (iii) adjustment to projected full year 2026 EPS of $0.05 for unfavorable impact of a loss on an equity investment; and (iv) adjustment to full year 2025 reported EPS for a positive $0.08 impact from the discrete litigation expense accrual adjustment in the first quarter of 2025; and (v) adjustment to full year 2025 reported EPS for positive impact of share-based compensation activity of $0.35.

These impacts and those described in the constant currency note above reconcile reported EPS growth (including projected 2026 reported EPS growth) to comparable EPS growth for the Company.

Segment and Other Income from Operations - We report segment income from operations in our Segment Information table below. Segment income from operations is a non-GAAP financial measure that adjusts for the impact of foreign currency transaction gains and losses and should be considered in addition to, and not as a replacement for, or superior measure to, income from operations. We exclude foreign currency transaction gains and losses for each reportable segment (CAG, Water, and LPD) from segment income from operations and report the full amount of foreign currency transaction gains and losses in Other. We believe that reporting segment income from operations provides supplemental analysis to help investors further evaluate each reportable segment’s business performance by excluding foreign currency transaction gains and losses, which are centrally managed by our corporate treasury function and which we do not consider relevant for assessing the results of each reportable segment’s operations. In addition, we believe that reporting segment income from operations provides information to investors regarding key metrics that are used by management, including our chief operating decision-maker, in evaluating the performance of each reportable segment.

IDEXX Announces First Quarter Results

May 5, 2026

The reconciliation of this non-GAAP financial measure is as follows for the three months ended March 31, 2026 and 2025:

Amounts in thousands	Three Months Ended March 31,
	2026			2025
	Income from Operations	Impact from Foreign Currency	Segment and Other Income from Operations	Income from Operations	Impact from Foreign Currency	Segment and Other Income from Operations
CAG	$337,165	$390	$337,555	$294,572	$583	$295,155
Water	23,643	26	23,669	20,774	43	20,817
LPD	1,262	28	1,290	80	45	125
Other	516	(444)	72	1,108	(671)	437
Total	$362,586	$—	$362,586	$316,534	$—	$316,534

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, reduced by the Company’s investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. Free cash flow should be considered in addition to, and not as a replacement of or a superior measure to, net cash provided by operating activities. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended March 31, 2026 and 2025. To estimate projected 2026 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of approximately $180 million. Free cash flow conversion, or the net income to free cash flow ratio, is a non-GAAP financial measure that is defined as free cash flow, with respect to a measurement period, divided by net income for the same period. To calculate trailing twelve-month net income to free cash flow ratio for the twelve months ended March 31, 2026, we have deducted purchases of property and equipment of approximately $127 million from net cash provided from operating activities of approximately $1,210 million, divided by net income of approximately $1,095 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization, non-recurring transaction expenses incurred in connection with acquisitions, share-based compensation expense, and certain other non-cash losses and charges. Management believes that reporting Adjusted EBITDA, gross debt, and net debt in the Debt to Adjusted EBITDA ratios provides supplemental analysis to help investors further evaluate the Company's business performance and available borrowing capacity under the Company's credit facility. Adjusted EBITDA, gross debt, and net debt should be considered in addition to, and not as replacements of or superior measures to, net income or total debt reported in accordance with GAAP. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratios are calculated, see the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Notes and Definitions

Discrete litigation expense accrual - During the first quarter of 2025, the Company reduced its previously established $89.0 million accrual related to a concluded litigation matter by approximately $9 million, which represented our best estimate at that time of the amount of the loss.

Concluded litigation matter - The Company was a defendant in a litigation matter involving an alleged breach of contract for underpayment of royalty payments made from 2004 through 2017 under an expired patent license agreement, and the trial court ruled in favor of the plaintiff in 2020. Following appeals and in light of the appellate court's April 3, 2025 decision, on April 17, 2025, the Company paid the judgment of approximately $80 million, and the plaintiff executed a satisfaction and release of judgment, which was filed with the trial court on the same date, concluding this matter. For further information, see the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

IDEXX Announces First Quarter Results

May 5, 2026

IDEXX Laboratories, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2026	2025
Revenue:	Revenue	$1,140,820	$998,427
Expenses and Income:	Cost of revenue	418,081	375,048
	Gross profit	722,739	623,379
	Sales and marketing	175,250	156,223
	General and administrative	119,115	91,561
	Research and development	65,788	59,061
	Total operating expense	360,153	306,845
	Income from operations	362,586	316,534
	Interest expense, net	(7,144)	(6,450)
	Income before provision for income taxes	355,442	310,084
	Provision for income taxes	76,996	67,407
Net Income:	Net income attributable to stockholders	$278,446	$242,677
	Earnings per share: Basic	$3.50	$2.98
	Earnings per share: Diluted	$3.47	$2.96
	Shares outstanding: Basic	79,648	81,319
	Shares outstanding: Diluted	80,162	81,922

IDEXX Laboratories, Inc. and Subsidiaries

Selected Operating Information (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2026	2025
Operating Ratios	Gross profit	63.4%	62.4%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	25.8%	24.8%
	Research and development expense	5.8%	5.9%
	Income from operations[1]	31.8%	31.7%

1Amounts presented may not recalculate due to rounding.

IDEXX Announces First Quarter Results

May 5, 2026

IDEXX Laboratories, Inc. and Subsidiaries

Segment and Other Information

Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2026	Percent of Revenue	March 31, 2025	Percent of Revenue
Revenue:	CAG	$1,054,052		$919,836
	Water	50,265		45,321
	LPD	32,483		28,596
	Other	4,020		4,674
	Total	$1,140,820		$998,427

Gross Profit:	CAG	$667,509	63.3%	$574,823	62.5%
	Water	36,537	72.7%	32,073	70.8%
	LPD	16,910	52.1%	14,365	50.2%
	Other	1,783	44.4%	2,118	45.3%
	Total	$722,739	63.4%	$623,379	62.4%

Income from Operations:	CAG	$337,555	32.0%	$295,155	32.1%
	Water	23,669	47.1%	20,817	45.9%
	LPD	1,290	4.0%	125	0.4%
	Other	72	1.8%	437	9.3%
	Total	$362,586	31.8%	$316,534	31.7%

IDEXX Announces First Quarter Results

May 5, 2026

IDEXX Laboratories, Inc. and Subsidiaries

Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets

Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	March 31, 2026	March 31, 2025	Dollar Change	Reported Revenue Growth[1]		Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG	$1,054,052	$919,836	$134,216	14.6%		3.0%	—	11.6%
United States	690,900	623,889	67,011	10.7%		—	—	10.7%
International	363,152	295,947	67,205	22.7%		9.3%	—	13.4%
Water	$50,265	$45,321	$4,944	10.9%		3.8%	—	7.1%
United States	26,393	23,503	2,890	12.3%		—	—	12.3%
International	23,872	21,818	2,054	9.4%		7.5%	—	1.9%
LPD	$32,483	$28,596	$3,887	13.6%		6.4%	—	7.2%
United States	6,384	5,788	596	10.3%		—	—	10.3%
International	26,099	22,808	3,291	14.4%		7.9%	—	6.5%
Other	$4,020	$4,674	($654)	(14.0%	)	—	—	(14.0%	)
Total Company	$1,140,820	$998,427	$142,393	14.3%		3.1%	—	11.2%
United States	725,232	654,861	70,371	10.7%		—	—	10.7%
International	415,588	343,566	72,022	21.0%		9.0%	—	11.9%

	Three Months Ended
Net CAG Revenue	March 31, 2026	March 31, 2025	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG Diagnostics recurring revenue:	$920,313	$806,267	$114,046	14.1%	3.1%	—	11.0%
IDEXX VetLab consumables	412,582	344,779	67,803	19.7%	4.2%	—	15.4%
Rapid assay products	84,938	84,034	904	1.1%	1.2%	—	(0.1%	)
Reference laboratory diagnostic and consulting services	386,179	344,406	41,773	12.1%	2.5%	—	9.7%
CAG Diagnostics services and accessories	36,614	33,048	3,566	10.8%	3.6%	—	7.2%
CAG Diagnostics capital – instruments	$42,449	$31,994	$10,455	32.7%	4.7%	—	28.0%
Veterinary software, services and diagnostic imaging systems:	$91,290	$81,575	$9,715	11.9%	1.0%	—	10.9%
Recurring revenue	73,536	65,793	7,743	11.8%	1.1%	—	10.7%
Systems and hardware	17,754	15,782	1,972	12.5%	0.5%	—	12.0%
Net CAG revenue	$1,054,052	$919,836	$134,216	14.6%	3.0%	—	11.6%

	Three Months Ended
	March 31, 2026	March 31, 2025	Dollar Change	Reported Revenue Growth[1]	Percentage Change from Currency	Percentage Change from Acquisitions	Organic Revenue Growth[1]
CAG Diagnostics recurring revenue:	$920,313	$806,267	$114,046	14.1%	3.1%	—	11.0%
United States	594,483	536,977	57,506	10.7%	—	—	10.7%
International	325,830	269,290	56,540	21.0%	9.3%	—	11.7%

1See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Announces First Quarter Results

May 5, 2026

IDEXX Laboratories, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

Amounts in thousands (Unaudited)

		March 31, 2026	December 31, 2025
Assets:	Current Assets:
	Cash and cash equivalents	$200,528	$180,070
	Accounts receivable, net	603,544	552,378
	Inventories	382,400	377,756
	Other current assets	267,603	303,623
	Total current assets	1,454,075	1,413,827
	Property and equipment, net	740,382	747,380
	Other long-term assets, net	1,191,040	1,189,552
	Total assets	$3,385,497	$3,350,759
Liabilities and Stockholders'
Equity:	Current Liabilities:
	Accounts payable	$129,974	$110,408
	Accrued liabilities	453,552	530,147
	Line of credit	530,000	398,000
	Current portion of long-term debt	149,997	74,995
	Deferred revenue	36,328	35,264
	Total current liabilities	1,299,851	1,148,814
	Long-term debt, net of current portion	299,854	374,842
	Other long-term liabilities, net	229,689	221,720
	Total long-term liabilities	529,543	596,562
	Total stockholders' equity	1,556,103	1,605,383
	Total liabilities and stockholders' equity	$3,385,497	$3,350,759

IDEXX Laboratories, Inc. and Subsidiaries

Selected Balance Sheet Information (Unaudited)

		March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Selected Balance Sheet Information:	Days sales outstanding[1]	46.2	46.8	46.5	44.7	45.7
	Inventory turns[2]	1.4	1.6	1.5	1.5	1.3

1Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

2Inventory turns are calculated as the ratio of our inventory-related cost of revenue for the quarter multiplied by four, divided by the average inventory balances at the beginning and end of each quarter.

IDEXX Announces First Quarter Results

May 5, 2026

IDEXX Laboratories, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2026	March 31, 2025
Operating:	Cash Flows from Operating Activities:
	Net income	$278,446	$242,677
	Non-cash adjustments to net income	77,550	55,972
	Changes in assets and liabilities	(89,748)	(60,687)
	Net cash provided by operating activities	266,248	237,962
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(31,984)	(30,026)
	Acquisitions	(2,599)	—
	Proceeds from net investment hedges	1,039	416
	Net cash used by investing activities	(33,544)	(29,610)
Financing:	Cash Flows from Financing Activities:
	Borrowings under credit facility, net	132,000	69,500
	Repurchases of common stock	(351,036)	(400,890)
	Proceeds from exercises of stock options and employee stock purchase plans	18,161	7,193
	Shares withheld for statutory tax withholding payments on restricted stock	(10,555)	(6,124)
	Net cash used by financing activities	(211,430)	(330,321)
	Net effect of changes in exchange rates on cash	(816)	(2,327)
	Net increase (decrease) in cash and cash equivalents	20,458	(124,296)
	Cash and cash equivalents, beginning of period	180,070	288,266
	Cash and cash equivalents, end of period	$200,528	$163,970

IDEXX Laboratories, Inc. and Subsidiaries

Free Cash Flow

Amounts in thousands (Unaudited)

		Three Months Ended
		March 31, 2026	March 31, 2025
Free Cash Flow:	Net cash provided by operating activities	$266,248	$237,962
	Investing cash flows attributable to purchases of property and equipment	(31,984)	(30,026)
	Free cash flow[1]	$234,264	$207,936

1See Statement Regarding Non-GAAP Financial Measures, above.

IDEXX Announces First Quarter Results

May 5, 2026

IDEXX Laboratories, Inc. and Subsidiaries

Common Stock Repurchases

Amounts in thousands except per share data (Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Shares repurchased in the open market	588	931
Shares acquired through employee surrender for statutory tax withholding	17	14
Total shares repurchased	605	945

Cost of shares repurchased in the open market	$360,833	$409,215
Cost of shares for employee surrenders	10,555	6,124
Total cost of shares	$371,388	$415,339

Average cost per share – open market repurchases	$613.87	$439.64
Average cost per share – employee surrenders	$629.35	$444.52
Average cost per share – total	$614.30	$439.71